Exhibit 99.1

BERKSHIRE HATHAWAY INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE	November 5, 2022

Omaha, NE (BRK.A; BRK.B) –

Berkshire’s operating results for the third quarter and first nine months of 2022 and 2021 are summarized in the following paragraphs. However, we urge investors and reporters to read our 10-Q, which has been posted at www.berkshirehathaway.com. The limited information that follows in this press release is not adequate for making an informed investment judgment.

Earnings (losses) of Berkshire Hathaway Inc. and its consolidated subsidiaries for the third quarter and first nine months of 2022 and 2021 are summarized below. Earnings (losses) are stated on an after-tax basis. (Dollar amounts are in millions, except for per share amounts).

	Third Quarter		First Nine Months
	2022	2021	2022	2021
Net earnings (losses) attributable to Berkshire shareholders	$(2,688)	$10,344	$(40,983)	$50,149

Net earnings (losses) includes:
Investment and derivative gains/losses	(10,449)	3,878	(65,067)	29,979
Operating earnings	7,761	6,466	24,084	20,170

Net earnings (losses) attributable to Berkshire shareholders	$(2,688)	$10,344	$(40,983)	$50,149

Net earnings (losses) per average equivalent Class A Share	$(1,832)	$6,882	$(27,866)	$33,025
Net earnings (losses) per average equivalent Class B Share	$(1.22)	$4.59	$(18.58)	$22.02
Average equivalent Class A shares outstanding	1,466,946	1,503,013	1,470,714	1,518,513
Average equivalent Class B shares outstanding	2,200,419,462	2,254,518,838	2,206,070,294	2,277,769,582

Note: Per share amounts for the Class B shares are 1/1,500th of those shown for the Class A.

Generally Accepted Accounting Principles (“GAAP”) require that we include the changes in unrealized gains/losses of our equity security investments as a component of investment gains/losses in our earnings statements. In the table above, investment gains (losses) in 2022 include losses of $10.1 billion in the third quarter and $63.9 billion in the first nine months and in 2021 include gains of $3.1 billion in the third quarter and $26.9 billion in the first nine months due to changes during the third quarter and the first nine months in the unrealized gains that existed in our equity security investment holdings. Investment gains (losses) in 2022 also include after-tax realized losses on sales of investments of $378 million in the third quarter and $946 million in the first nine months and in 2021 include after-tax realized gains on sales of investments of $757 million in the third quarter and $2.4 billion in the first nine months.

The amount of investment gains/losses in any given quarter is usually meaningless and delivers figures for net earnings (losses) per share that can be extremely misleading to investors who have little or no knowledge of accounting rules.

An analysis of Berkshire’s operating earnings follows (dollar amounts are in millions).

	Third Quarter		First Nine Months
	2022	2021	2022	2021
Insurance-underwriting	$(962)	$(784)	$(334)	$356
Insurance-investment income	1,408	1,161	4,484	3,588
Railroad	1,442	1,538	4,477	4,305
Utilities and energy	1,585	1,496	3,101	2,939
Other controlled businesses	3,247	2,706	9,521	8,329
Non controlled businesses*	362	310	874	665
Other**	679	39	1,961	(12)

Operating earnings	$7,761	$6,466	$24,084	$20,170

*	Includes certain businesses in which Berkshire has between a 20% and 50% ownership interest.
**

Includes foreign currency exchange gains related to non-U.S. Dollar denominated debt in 2022 of approximately $858 million in the third quarter and approximately $2.4 billion in the first nine months and in 2021 includes foreign currency exchange gains of approximately $196 million in the third quarter and approximately $676 million in the first nine months.

Approximately $1.05 billion was used to repurchase Berkshire shares during the third quarter bringing the nine month total to approximately $5.25 billion. On September 30, 2022 there were 1,466,045 Class A equivalent shares outstanding. At September 30, 2022, insurance float (the net liabilities we assume under insurance contracts) was approximately $150 billion, an increase of $3 billion since yearend 2021.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included herein.

Berkshire presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use Berkshire’s financial information. That presentation includes the use of certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Berkshire shows operating earnings defined as net earnings exclusive of investment and derivative gains/losses and impairments of goodwill and intangible assets.

Although the investment of insurance and reinsurance premiums to generate investment income and investment gains or losses is an integral part of Berkshire’s operations, the generation of investment gains or losses is independent of the insurance underwriting process. Moreover, as previously described, under applicable GAAP accounting requirements, we are required to include the changes in unrealized gains/losses of our equity security investments as a component of investment gains/losses in our periodic earnings statements. In sum, investment gains/losses for any particular period are not indicative of quarterly business performance.

About Berkshire

Berkshire Hathaway and its subsidiaries engage in diverse business activities including insurance and reinsurance, utilities and energy, freight rail transportation, manufacturing, retailing and services. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

Cautionary Statement

Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

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Contact

Marc D. Hamburg

402-346-1400